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                              RESIGNATION AGREEMENT


          This Resignation Agreement ("Agreement") is made and entered into this 14th day of November, 1994 by and between Lamonts Apparel, Inc., a Delaware corporation ("Lamonts"), and Leonard M. Snyder ("Snyder"), with reference to the following facts:

          A. Snyder is Chairman and Chief Executive Officer and a member of the Board of Directors of Lamonts. Snyder and Lamonts have mutually decided that Snyder will resign from such positions and from his employment with Lamonts.

          B. Snyder and Lamonts are parties to an Executive Employment Agreement ("Employment Agreement") entered into as of October 30, 1992.

          C. Snyder and Lamonts wish to set forth the terms and conditions upon which Snyder will resign from his employment with Lamonts.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.   RESIGNATION.
          Effective January 31, 1995 (the "Resignation Date"), Snyder hereby submits his resignation from his employment with Lamonts, from his position as a member of the Board of Directors of Lamonts, and from all offices held by him at Lamonts and at any and all subsidiary corporations of Lamonts. Lamonts hereby accepts such resignations on its own behalf and on behalf of all its subsidiaries. From the date of this Agreement until the Resignation Date, Snyder shall, upon the request and direction of the new Chief Executive Officer or the Board of Directors, use his reasonable best efforts to assist Lamonts and its new Chief Executive Officer in meeting Lamonts' business objectives. Snyder shall continue to hold the position of Chief Executive Officer and Chairman of the Board until Lamonts' new Chief Executive Officer assumes his duties in full. Thereafter, and continuing until the Resignation Date, Snyder shall have the title of Special Advisor to the Chief Executive Officer and Board of Directors, and shall have such responsibilities, if any, as are reasonably determined by the new Chief Executive Officer and the Board of Directors of Lamonts, and as are reasonably within Snyder's expertise and experience. During this period, Snyder will be provided with his present office and support staff or comparable facilities and support. On the Resignation Date, Snyder's employment by Lamonts and all of Lamonts' subsidiaries shall be terminated.

          2.   COMPENSATION.
          In consideration of the agreements and obligations of Snyder hereunder, and in complete satisfaction of any obligations Lamonts has or may have under the Employment Agreement, including, but not limited to, Sections 1, 2(a), 3, 4, 5, 6 and 7, Snyder shall receive from Lamonts the following:

               (a) Continued payment through the Resignation Date of Snyder's current Base Salary and the benefits (excluding any severance benefits) to which Snyder is currently entitled under Section 7 of the Employment Agreement.

               (b) A performance bonus ("Performance Bonus") for the current fiscal year of Lamonts ending October 31, 1994, in the amount of $50,000. The Performance Bonus shall be paid within 60 days after the end of the current fiscal year.

               (c) A lump sum payment of $600,000, payable on January 31, 1995. Snyder shall also receive on January 31, 1995, a payment equal to the lesser of $20,000 or the value of Snyder's accrued but unused vacation benefits as of that date. Snyder agrees that he will voluntarily use sufficient vacation days during the month of January 1995 to reduce the value of his accrued but unused vacation benefits to no more than $20,000. The value of Snyder's vacation benefits will not be reduced for any time off taken by Snyder at the direction of the new Chief Executive Officer or the Board of Directors.

               (d) A continuation of the benefits (excluding any vacation and severance benefits) to which Snyder is currently entitled under Section 7 of the Employment Agreement for a period of one year following the Resignation Date (including benefits under Lamonts' qualified and non-qualified deferred benefit

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plans; benefits under Lamonts' qualified and non-qualified "TRIP Plans";
Lamonts' employee discount card and executive committee benefit; the continuation of Snyder's athletic club membership, converted to an individual membership in Snyder's name; and the payment of Snyder's annual membership fee for the Columbia Tower Club); provided, however, that Lamonts shall continue to pay the employer's portion of the applicable monthly premium for Snyder's current coverage under Lamonts' term life and MDDV comprehensive health insurance plans through November 30, 1997, at which time Snyder may elect to continue his health insurance coverage, at Snyder's sole expense, under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). In the event Snyder's post-resignation participation in any applicable benefit plan is barred by the terms of the plan or by applicable law, Snyder shall be entitled to receive the reasonable economic equivalent of any such benefits.

               (e) Any stock options of Lamonts held by Snyder under Lamonts' Incentive and Nonstatutory Option Plan dated August 27, 1992 ("the Plan"), and the Nonstatutory Stock Option Agreement dated September 14, 1992 ("the Stock Option Agreement"), shall fully vest and shall be exercisable immediately upon the Resignation Date. Snyder's rights and obligations concerning his stock options shall continue to be governed by the terms of the Plan and the Stock Option Agreement, which, subject to shareholder and Stock Option Committee approval, shall be amended prior to March 29, 1995, to the extent necessary to provide that any and all vested but unexercised stock options held by Snyder shall become null and void on the earlier of their maturity date or September 14, 2002. In the event Lamonts is unable to obtain approval to amend the Plan as set forth herein, such that Snyder is required to exercise his options under the unamended terms of the Plan, at the time any taxes are due and payable by Snyder solely as a result of Snyder's exercise of his options, Lamonts will provide Snyder with a no-interest loan in the amount of Snyder's tax liability incurred by reason of his exercise of the options. The loan shall be repaid in full by Snyder to Lamonts one year after it is made.

               (f) Snyder shall be entitled to reimbursement for his ordinary and necessary business expenses reasonably incurred in the performance of his duties under this Agreement through the Resignation Date if supported by reasonable documentation as required by Lamonts in accordance with its usual practices for members of the Board of Directors.

               (g) Snyder shall be entitled to payment for his reasonable attorneys' fees incurred in connection with the negotiation of his resignation from Lamonts, including the negotiation of this Agreement. In addition, on January 31, 1995, Lamonts shall pay to Snyder a maximum of $2,500 for documented expenses reasonably incurred by Snyder for tax, pension and profit sharing, and investment planning relating to this Agreement.

          3.   CONSULTING.
          Subsequent to the Resignation Date, in the event Lamonts' Chief Executive Officer or Board of Directors requests Snyder to perform consulting services in connection with Lamonts' business, Snyder shall be compensated at the rate of $200 per hour for all such services performed by Snyder. Snyder shall not be entitled to compensation for any services performed in connection with matters for which Snyder is being indemnified by Lamonts pursuant to the Indemnification Agreement entered into between Lamonts and Snyder as of October 30, 1992 (the "Indemnification Agreement"), unless other current or former Directors being indemnified by Lamonts in connection with the same matter are generally being compensated by Lamonts for their services performed in connection with the matter. In this event, Snyder shall be compensated for such services at the rate specified in this Paragraph 3. Snyder shall also be entitled to reimbursement for all ordinary and necessary business and travel expenses incurred in connection with his consulting services consistent with Lamonts' reimbursement guidelines established for the Board of Directors.

          4.   PUBLICITY.
          Lamonts and Snyder agree that the publicly-stated reasons for Snyder's resignation from Lamonts, and the timing of any such statements, shall be mutually agreed to by Lamonts and Snyder. The terms of this Agreement will be kept confidential and will not be disclosed to any other person except the parties' legal and tax advisors and Snyder's immediate family, and except as disclosure may be required by applicable law.

          5.   MUTUAL RELEASE OF CLAIMS.
               (a) In consideration of the payments and other benefits furnished by Lamonts to Snyder as set forth herein, Snyder hereby voluntarily releases, agrees not to sue and discharges Lamonts, its parents, subsidiaries, affiliates, and its and their respective directors, officers, employees, stockholders,

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bondholders and their representatives, agents, attorneys, successors and assigns
(the "Released Parties") of and from any and all causes of action, suits, claims, charges, complaints, contracts, agreements and promises whatsoever, in law or equity, against the Released Parties which Snyder, his heirs, executors or administrators may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, including, but not limited to any and all matters arising out of Snyder's employment by any of the Released Parties and/or the cessation of said employment, including, but not limited to, any alleged breach of the Employment Agreement by any of the Released Parties or alleged violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income
Security Act, and any other federal, state or local law, regulation or ordinance and/or public policy, having any bearing whatsoever on the terms and conditions and/or cessation of Snyder's employment with Lamonts; provided, however, that Snyder does not waive, release or relinquish any rights set forth in this Agreement or the Indemnification Agreement (which shall continue in full force and effect after the Resignation Date according to its terms), or the right to enforce such rights. Lamonts shall include Snyder as a covered party in any directors and officers insurance coverage procured from time to time, if any, for its current officers and directors, for a six-year period running from the Resignation Date (unless during that time Lamonts elects not to procure such coverage for its current officers and directors).

               (b) In consideration of the promises furnished by Snyder to Lamonts as set forth herein, Lamonts hereby voluntarily releases, agrees not to sue and discharges Snyder of and from any and all causes of action, suits, claims, charges, complaints, contracts, agreements, and promises whatsoever, in law or equity, against Snyder which Lamonts, its successors or assigns may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, including, but not limited to any and all matters arising out of Snyder's employment by Lamonts and/or the cessation of said employment and his services as an officer and director of Lamonts, including, but not limited to, any alleged breach of any federal, state or local law, regulation or ordinance and/or public policy, having any bearing whatsoever on the terms and conditions and/or cessation of Snyder's employment with Lamonts; provided, however, that Lamonts does not waive, release or relinquish any rights set forth in this Agreement or Section 2(d) of the Employment Agreement or the right to enforce such rights (including by injunctive relief), nor does Lamonts waive any rights or claims against Snyder which may arise out of facts presently unknown to Lamonts which would constitute a willful (as defined in Section 5(d) of the Employment Agreement) breach of fiduciary duty by Snyder or a crime under any federal or state law. Provided, however, that nothing herein shall preclude Snyder from using for his personal benefit his general expertise and knowledge of the apparel industry.

          6.   ENTIRE AGREEMENT.
          This Agreement constitutes the complete agreement of the parties with respect to the subject matter referred to herein and supersedes, terminates and extinguishes all prior or contemporaneous negotiations, agreements, obligations, rights and representations of every nature with respect thereto, including but not limited to Sections 1, 2(a), (b) and (c), 3, 4, 5, 6, 7, 8 and 10 of the Employment Agreement, and Snyder's rights and obligations under the Stockholders' Voting Agreement dated October 30, 1992, entered into among Lamonts and certain of its stockholders. This Agreement shall not alter or extinguish Snyder's obligations and Lamonts' rights under Section 2(d) of the Employment Agreement. This Agreement may be amended only by a subsequent writing signed by both parties hereto.

          7.   BINDING EFFECT.
          This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and Snyder's heirs and Lamonts' successors and assigns.

          8.   GOVERNING LAW.
          This Agreement shall be construed and governed by the laws of the State of Washington.

          9.   REPRESENTATIONS BY SNYDER.
               (a) Snyder acknowledges that he has been advised by Lamonts that he is entitled to a period of up to twenty-one (21) days within which to consider this Agreement before signing it, if he wishes. Snyder expressly acknowledges that he has taken sufficient time to consider this Agreement before signing it.

               (b) Snyder acknowledges and agrees that he is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice, that Lamonts has advised him of that right, that

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he has carefully read and fully understands all of the provisions of this
Agreement, and that he is voluntarily entering into this Agreement.

          10.  REPRESENTATIONS BY LAMONTS.
          This Agreement has been approved by Lamonts' Board of Directors, and will be executed by a duly authorized member of the Board of Directors.

          11.  REVOCATION.
          This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time Snyder may revoke this Agreement if he wishes to do so. Any revocation must be in writing and directed to ________________.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              LAMONTS APPAREL, INC.


                              By:
                                  -------------------------------

                              Title:
                                     ----------------------------


                              LEONARD M. SNYDER




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